                              EMPLOYMENT AGREEMENT

     This Agreement is made this first day of April, 1993 by and between Peter E. Flynn (executive) and Transition Engineering, Inc. ("Transition") and North Star Universal, Inc. ("Employer" or "NSU").

     The parties desire by this Agreement to completely supersede and replace all employment Agreements between them heretofore made, whether written or oral.

     Now, therefore, it is agreed:

     1. EMPLOYMENT. The Employer hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Employer, for the period and upon the other terms and conditions set forth in this Agreement.

     2. TERM. Unless terminated at an earlier date in accordance with Article 5 of this Agreement the term of Executive's employment hereunder shall commence on the date of this Agreement and shall expire on December 31, 1997 subject to the terminating and severance provisions set forth in this Agreement. Thereafter, the term of this Agreement shall be automatically extended for successive one (1) year periods unless either party notifies the other in writing of its desire to terminate this Agreement within ninety (90) days of the end of the of the fifth anniversary or the end of each such calendar year thereafter.

     3.   POSITION AND DUTIES.

     3.01 SERVICE WITH EMPLOYER. During the term of this Agreement, Executive agrees to perform such reasonable employment duties as the Board of Directors of the Employer shall assign to him from time to time.

     3.02 PERFORMANCE OF DUTIES. Executive agrees to serve the Employer faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Employer during the term of this Agreement. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

     4.      COMPENSATION.

     4.01 BASE SALARY. As base compensation for all services to be rendered by the Executive under this Agreement during the term of this Agreement, the Employer shall pay to Executive an annual salary of One Hundred Thirty Thousand and no/100 dollars ($130,000.00), which shall be paid on a bi-weekly basis in accordance with the Employer's normal payroll procedures and policies.

     4.02 ADDITIONAL COMPENSATION. For services rendered by the Executive for the benefit of NSU, Employer shall pay Executive the annual amount of $25,000, payable in four equal installments on the first day of each calendar quarter. In the event this Agreement is terminated for any reason, Employer agrees to pay Executive a pro-rata portion of the payment next due and payable.

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

     4.03 INCENTIVE COMPENSATION. The Employer agrees, for each of the calendar years during the term of this Agreement, that Executive shall be entitled to receive an annual bonus, payable on or before March 31 of the next succeeding calendar year which shall be based on the performance of Transition. The amount of the bonus payable to Executive for each such calendar year shall be an amount equal to (i) 25% of his base annual salary if the "minimum targeted performance" is achieved, (ii) 50% of his base annual salary if the "budgeted targeted performance" is achieved and (iii) 75% of his base annual salary if the "superior targeted performance" is achieved. Prior to each calendar year, Executive and the Employer shall determine the minimum, budgeted and superior targeted performance criteria based on budgets prepared by Transition for such upcoming calendar year. In the event this Agreement is terminated pursuant to
Article 5.01 of this Agreement, other than under the provision of Paragraph (E) of Article 5.01, Employer agrees to pay Executive a pro rata portion of the annual bonus that Executive would otherwise be entitled to receive pursuant to this Article 4.03, based upon the actual performance achieved for such calendar year. The pro rata portion of the annual bonus to be paid to Executive in the event of his termination pursuant to Article 5.01 of this Agreement shall be determined based on the proportionate part of the current calendar year during which he was employed by the Employer.

     4.04 PARTICIPATION IN BENEFIT PLANS. Executive shall also be entitled to participate in all employee benefit plans or programs (including vacation time) of the Employer to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate. The Employer does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

     4.05 EXPENSES. The Employer will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Employer's normal policies for expense verification.

     5.      TERMINATION

     5.01 EVENTS OF TERMINATION The employment of Executive by Employer hereunder shall continue as provided in Paragraph 2 of this Agreement unless earlier terminated as follows:

     A.      By mutual written agreement of the parties;

     B.      Upon the death of Executive;

     C. Upon ninety (90) days advance written notice by Executive to Employer;

     D. For cause under the control of Employer, upon thirty (30) days advance written notice by Executive to Employer, with Employer having fifteen (15) days from receipt of such notice to correct said cause;

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

     E. At the option of Employer, upon the occurrence of any of the following events: (i) If Executive shall materially neglect his duties or devote a substantial portion of his time or attention to other business or nonbusiness interests resulting in Executive's neglect of his duties to Employer and the same shall continue for a period of more than thirty (30) days following receipt by Executive of written notice from Employer specifying such neglect; or (ii) Upon the expiration of six (6) consecutive months after the occurrence of physical or mental disability of Executive to such an extent that he is unable to carry on a substantial portion of his usual and customary duties.

     F. At the election of Executive in the event that: (i) There shall occur a material, adverse change in the title, duties or responsibilities of Executive; or

             (ii) The actual termination of Executive's employment by Employer or any threatened or attempted termination of Executive's employment by Employer other than under the provisions of paragraph
             (E) of this Article.

             (iii) Sale, merger, consolation, liquidation, exchange (stock for stock or otherwise), sale of assets or other similar transaction or series of transactions (whether or not such transaction involves a business combination) involving a majority interest in NSU or its combined holdings.

     5.02 SEVERANCE PAY. In the event of Executive's voluntary termination of employment prior to expiration of the term hereof, Executive shall be entitled to severance pay in an amount equal to one hundred percent (100%) of his then annual base salary as provided for in Article 4.01 of this Agreement plus $25,000, payable within thirty (30) days of such termination. In the event Executives' termination of employment shall be involuntary or shall occur by reason of the election on the part of the Executive due to an event described in Paragraph (F) of Article 5.01, Executive shall be entitled to severance pay in an amount equal to two hundred percent (200%) of his then annual base salary as provided for in Article 4.01 of this Agreement plus $25,000. Severance pay shall be payable within thirty (30) days of the earlier of the effective date of such termination or the written notice of election by Executive to Employer as provided for in said Paragraph (F) of Article 5.01.

     6.      STOCK OPTIONS.

     6.01 SHARES OF EMPLOYER. All previous grants to Executive to purchase shares of the Employer as attached hereto shall continue to be in effect. However, if Executive is terminated then such options shall immediately vest.

     7.      MISCELLANEOUS

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

     7.01 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Executive and the Employer.

     7.02 WITHHOLDING TAXES. The Employer may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     7.03 ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

     7.04 SEVERABILITY. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

     7.05 DISCLOSURE. Executive agrees to treat all proprietary information relating to Employer's business in a confidential manner and will not make any disclosure of information which would adversely affect Employer.

     7.06 ARBITRATION. In the event that any matter of disagreement shall arise in connection with this Agreement, such disagreement shall be promptly settled by arbitration in Minneapolis, Minnesota, pursuant to the rules of the American Arbitration Association.

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

The parties have executed this agreement on the date above written.

Executive:

/s/ Peter E. Flynn
- -----------------------------------
Peter E. Flynn

Employer:

NORTH STAR UNIVERSAL, INC.
By /s/Jeffrey J. Michael
  ---------------------------------
Its President & CEO
   --------------------------------

TRANSITION ENGINEERING, INC.

By /s/ Jeffrey J. Michael
  ---------------------------------
Its VP Finance
   --------------------------------

                                                                       Exhibit I

               Summary of Stock Options Granted to Peter E. Flynn


    Number                              Date                Expiration
    of Shares        Price              Exercisable         Date of
    ---------        -----              -----------         -------
    25,000           $ 9.75             5-12-92             5-12-97
    19,500           $ 4.00             4-17-92             4-17-97
    15,000           $ 10.125           4-29-92             4-29-97
    15,000           $ 10.125           4-29-93             4-29-98
    10,000           $ 4.625            8-3-93              8-3-98
    15,000           $ 10.125           4-29-94             4-29-99
    10,000           $ 4.625            8-3-94              8-3-99
    15,000           $ 10.125           4-29-95             4-29-2000
    10,000           $ 4.625            8-3-95              8-3-2000

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